Virtus ETF Trust II 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We, also, hereby consent to the incorporation by reference, in this Registration Statement on Form N-1A of Virtus ETF Trust II, of our report dated August 28, 2025, relating to the financial statements and financial highlights of the Zevenbergen Growth Fund and Zevenbergen Genea Fund, each a series of Advisor Managed Portfolios (the “Predecessor Funds”), which are included in Form N-CSR of the Predecessor Funds for the year ended June 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

May 14, 2026